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United Kingdom

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

15 May 2017

Ladies and Gentlemen:

We were previously principal accountants for Sytner Group Limited and subsidiaries as of and for the year ended December 31, 2016 and UAG UK Holdings Limited and subsidiaries as of and for the year ended December 31, 2015 (both significant subsidiaries of Penske Automotive Group, Inc).

Under the date of February 24, 2017, we reported on the consolidated financial statements of Sytner Group Limited as of and for the year ended December 31, 2016 and the effectiveness of internal control over financial reporting as of December 31, 2016 and under the date of February 25, 2016, we reported on the consolidated financial statements of UAG UK Holdings Limited as of and for the year ended December 31, 2015.

On May 9, 2017, at Penske Automotive Group’s Board meeting, we were dismissed. We have read Penske Automotive Group’s statements included under Item 4.01 of its Form 8-K to be filed on 15 May 2017, and we agree with such statements.

Very truly yours

/s/ KPMG LLP

KPMG LLP